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EXHIBIT 11  COMPUTATION OF EARNINGS PER SHARE

In thousands of dollars, except per share data

                                                       Six months ended
                                                            June 30,
                                                    2000                1999
Numerator:

  Net income (loss)                                $  (8,167)          $93,764

  Effect of dilutive securities:
    Eller put/call option agreement                       --            (2,334)
    Convertible debt -- 2.625% issued in 1998          4,905  *           5,687
    Convertible debt -- 1.5% issued in 1999            4,875  *              --
    LYONS -- 1996 issue                                (241)*               --
    LYONS -- 1998 issue                                2,271  *              --
    Less: Anti-dilutive items                        (11,810)                 -

Numerator for net income (loss) per
  common share - diluted                           $  (8,167)          $ 97,117

Denominator:
  Weighted average common shares                     338,871            287,012

  Effect of dilutive securities:
     Stock options and common stock warrants          10,280  *           5,129
    Eller put/call option agreement                       --              1,693
    Convertible debt -- 2.625% issued in 1998          9,282  *           9,282
    Convertible debt -- 1.5% issued in 1999            9,454  *              --
    LYONS -- 1996 issue                                3,872  *              --
    LYONS -- 1998 issue                                3,085  *              --
    Less: Anti-dilutive items                        (25,693)                 -

Denominator for net income (loss)
  per common share - diluted                         338,871            303,116

Net income (loss) per common share:
  Basic                                            $    (.02)          $    .33

  Diluted                                          $    (.02)          $    .32

* Denotes items that are anti-dilutive to the calculation of earnings per share.


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